Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 10, 2013, between Alphabet Holding Company, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 17, 2012 (the “Indenture”), providing for the issuance of 7.75%/8.50% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), amend or supplement the Indenture and the Notes;

WHEREAS, the Company intends to issue up to $450 million aggregate principal amount of additional notes (“Additional Notes”) under the Indenture that will have substantially identical terms as the Notes, will constitute the same series of securities as the Notes for purposes of the Indenture governing the Notes and will vote together on all matters with such series;

WHEREAS, the Additional Notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act and to persons outside the United States under Regulation S under the Securities Act (the “Additional Notes Offering”);

WHEREAS, in connection with the Additional Notes Offering, the Company has solicited consents (the “Consent Solicitation”) to add a new “basket” in the restricted payment covenant for a dividend or distribution to the Company’s shareholders up to the net proceeds of the Additional Notes Offering less the amount available for restricted payments under the “builder” basket in Section 3.4(a)(C) of the Indenture (the “Proposed Restricted Payment Amendments”);

WHEREAS, in connection with the Consent Solicitation, the Company intends, upon satisfaction of certain conditions set forth in a consent solicitation statement of the Company, dated as of December 2, 2013 (the “Consent Solicitation Statement”), to pay an aggregate cash payment equal to $15.00 per $1,000 principal amount of Notes for which consents to the Proposed Restricted Payment Amendments are validly delivered and unrevoked (the “Consent Fee”) to D.F. King & Co., Inc. (in such capacity, the “Paying Agent”) on behalf of the Holders who delivered such valid and unrevoked consents to the Proposed Restricted Payment Amendments on or prior to the 5:00 P.M., New York City time, on December 10, 2013 (the “Expiration Date”);

WHEREAS, the Consent Solicitation is conditioned upon, among other things, the Proposed Restricted Payment Amendments to the Indenture set forth herein having been approved by Holders of at least a majority in aggregate principal amount of the Notes then outstanding (and this First Supplemental Indenture in respect thereof having been executed and delivered), with such Proposed Restricted Payment Amendments becoming operative upon payment of the Consent Fee by the Company to the Paying Agent on behalf of the Holders (the “Operative Time”), and if such certain conditions to the Consent Solicitation are not satisfied on or prior to January 31, 2014, the Consent Solicitation will be abandoned, no Consent Fees will be paid to any Holder and the Proposed Restricted Payment Amendments will be void (the “Termination”);

WHEREAS, the Company has received the Requisite Consents to effect the Proposed Restricted Payment Amendments (based on certifications made by D.F. King & Co., Inc., in such capacity, as tabulation agent in the Consent Solicitation), and has provided the Trustee with an Officer’s Certificate, pursuant to Section 9.5 of the Indenture, certifying as to the same;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.5 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture the legally valid and binding obligation of the Company have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.  RATIFICATION OF INDENTURE.  Except as specifically modified herein, the Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.

Section 2.  CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, unless the context otherwise requires.

Section 3.  AMENDMENTS TO THE INDENTURE.

Amendment of Section 1.1.  Section 1.1 of the Indenture is amended as set forth below:

(i) The following definition is added:

“2013 Additional Notes Offering” means the offering of up to $450.0 million aggregate principal amount of Additional Notes by the Issuer, which will be consummated on or prior to January 31, 2014.

Amendment of Section 3.4.  Section 3.4(b) of the Indenture is amended as set forth below:

(a) the following new clause (xx) is added:

(xx) the declaration or payment of dividends or distributions on account of the Issuer’s Equity Interests up to the amount equal to (x) the net proceeds of the 2013 Additional Notes Offering minus (y) the amount available for Restricted Payments through September 30, 2013 pursuant to clause (C) under Section 3.4(a);

(b) the “and” at the end of clause (xviii) is deleted; and

(c) at the end of clause (xix), “and” is added.

Section 4. EFFECTIVENESS OF THIS FIRST SUPPLEMENTAL INDENTURE.  Upon the execution of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the amendments to the Indenture referred to in Section 3 above will not become operative until the Operative Time. The Company shall give the Trustee prompt written notice of the occurrence of the Operative Time.  In the event of the Termination, the Company shall give the Trustee prompt written notice of the occurrence of the Termination and this First Supplemental Indenture shall cease to be effective.

Section 5. NO RECOURSE AGAINST OTHERS. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Guarantor, if any, shall not have any liability for any obligations of the Company or any Guarantor, if any, under the Notes, the Guarantees, if any, or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

Section 6.  GOVERNING LAW.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.  WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.  COUNTERPARTS.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page to this First Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

Section 9.  EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 10.  RECITALS; TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.  In acting hereunder, the Trustee shall be entitled to the rights, protections and immunities given to it under the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALPHABET HOLDING COMPANY, INC.

By:	/s/ Christopher Brennan
	Name:	Christopher Brennan
	Title:	Senior Vice President, General Counsel

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[Signature Page to First Supplemental Indenture]